Exhibit 99.1

Contacts:

Joseph M. Limber

Interim Chief Executive Officer

(650) 569-5188

jlimber@deltagen.com

For Immediate Release

Deltagen Reports Fourth Quarter 2002 Financial Results

REDWOOD CITY, Calif., April 15, 2003 – Deltagen, Inc. (Nasdaq: DGEN) today reported financial results for the fourth quarter and year ended December 31, 2002. Revenue for the fourth quarter of 2002 increased 93% to $4.7 million, compared to $2.5 million for the corresponding period in 2001. For the year ended December 31, 2002, revenue increased 79% to $17.7 million from $9.9 million in 2001. The net loss for the fourth quarter was $21.0 million, or $0.52 per share, compared to a net loss of $14.9 million, or $0.48 per share, in the fourth quarter of 2001. For the year ended December 31, 2002, the net loss was $107.2 million, or $2.83 per share, compared to a net loss of $48.5 million, or $1.64 per share, in the prior year.

The results for the fourth quarter and year ended December 31, 2002 include costs associated with operating units that have been subsequently closed, including Deltagen Research Labs, Deltagen Proteomics and Deltagen Europe, as well as costs associated with workforce reductions at the Company’s operations in the San Francisco Bay Area. Further workforce reductions were announced in January and April 2003 that will reduce the Company’s operations to approximately 150 employees located in a single facility in Redwood City, California. As a result, ongoing operating expenses will be substantially reduced from the costs incurred in 2002.

Results for the quarter ended December 31, 2002 include charges of $10.0 million, or a loss of $0.25 per share, for restructuring charges and the impairment of goodwill and other assets. Results for the full year ended December 31, 2002 include charges of $36.8 million, or a loss of $0.97 per share, for such costs. These charges are associated with the Company’s strategic business realignments announced in October 2002 and January 2003 and include severance costs and impairment charges for goodwill, intangibles and fixed assets. The Company will record additional charges for severance and other employee-related costs, lease-related costs and other asset disposal costs related to the January and April 2003 downsizings in the first and second quarters of 2003.

Costs and expenses for the quarter ended December 31, 2002 were $25.6 million, compared to $17.7 million in the fourth quarter of 2001. Excluding the restructuring and impairment charges, costs and expenses for the quarter ended December 31, 2002 were $15.6 million, compared to $17.7 million in the fourth quarter of 2001. Also excluding non-cash charges for depreciation, amortization of intangibles and amortization of unearned stock compensation, costs and expenses for the fourth quarter of 2002 were $14.0 million, including $1.8 million in costs for operations that have subsequently been closed, compared to $15.6 million in the fourth quarter of 2001. The decrease in costs and expenses was due primarily to the benefits of the initial cost-cutting actions taken in October 2002.

Costs and expenses for the year ended December 31, 2002 were $125.5 million, compared to $62.1 million in 2001. Excluding the restructuring and impairment charges, costs and expenses for the year ended December 31, 2002 were $88.7 million, compared to $62.1 million in 2001. Also excluding non-cash charges for depreciation, amortization of intangibles and amortization of unearned stock compensation, costs and expenses for 2002 were $77.3 million, including $18.1 million in costs for operations that have subsequently been closed, compared to $53.6 million in 2001 net of a $1.3 million loss on subleased facilities. The increase in costs and expenses was due primarily to the increased costs of the Company’s internal small molecule drug discovery efforts following the acquisition of chemistry capabilities in February 2002. These internal drug discovery efforts were reduced in the October 2002 business realignment, and discontinued following the January 2003 workforce reductions.

“Deltagen is a much different company today than it was in 2002,” said Joseph M. Limber, interim chief executive officer. “We have succeeded in putting the drag from excess operating expenses behind us, and are moving forward aggressively to increase revenue and maximize efficiencies. We have shed activities and related costs associated with internal drug discovery. Our workforce is now down to approximately 150 employees from the peak of 450 employees in 2002. We have consolidated all of our primary operations into our 132,000 square feet, state-of-the-art vivarium, laboratory and administrative facility in Redwood City, California and reached agreements to settle our obligations for our excess facilities. In addition to these substantial cost cutting efforts, significant initiatives to expand our product offerings and increase revenue are well underway.”

The Company ended 2002 with unrestricted cash and cash equivalents and marketable securities totaling $13.8 million. Restricted cash balances at December 31, 2002 totaled $16.8 million. Total debt at December 31, 2002 was $15.6 million. Subsequent to December 31, 2003, the Company paid off its $10 million term loan and $2.3 million of other debt from cash balances that were restricted at December 31, 2002. The Company had approximately $2.5 million in unrestricted cash and cash equivalents at March 31, 2003.

Recent key accomplishments:

•	In April, secured minimum commitment of $10 million in equity capital from existing institutional investors to purchase preferred stock in a private placement. Also obtained from the same investors a secured bridge loan of $5 million. The purpose of the bridge loan is to enable Deltagen to expand its growth initiatives prior to receiving all approvals required by the equity offering. The bridge loan facility can be increased to $6 million upon the occurrence of certain events and milestones.

•	Announced appointment of Joseph M. Limber as interim chief executive officer. Mr. Limber will join the board of directors and assume the position of president and chief executive officer upon the closing of the preferred stock private placement.

•	Enacted a strategic business realignment and an immediate action plan to significantly reduce the company’s cash burn rate in 2003 in response to market conditions.

•	Launched DeltaOne™. DeltaOne provides companies with the opportunity to access Deltagen’s top-quality mammalian gene knockout models and phenotypic data on a per-gene basis.

•	Delivered our eleventh quarterly release of DeltaBase® to current subscribers, now totaling over 680 gene targets.

•	Filed our 1,400th application with the United States Patent and Trademark Office.

Headquartered in Redwood City, California, Deltagen is a leading provider of drug discovery tools and services to the biopharmaceutical industry. Deltagen offers a suite of programs designed to enhance the efficiency of drug discovery, including access to biological models, drug interaction and metabolism technologies and validated small molecule targets.Deltagen’s products and programs have been validated by customers and partners such as Eli

Lilly & Co., GlaxoSmithKline, Merck & Co., Millennium Pharmaceuticals and Pfizer.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to close the preferred stock financing; the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches, and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

DELTAGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash, cash equivalents and marketable securities	$13,816	$76,481
Restricted cash	10,590	400
Accounts receivable, net	5,523	2,511
Prepaid expenses and other current assets	3,358	1,807

Total current assets	33,287	81,199
Property, plant and equipment, net	35,458	16,672
Goodwill	—	1,788
Intangible assets, net	5,165	3,479
Restricted cash	6,185	2,869
Other assets	2,544	3,043

Total assets	$82,639	$109,050

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,785	$4,131
Accrued liabilities	9,918	5,864
Current portion of capital lease obligations	20	11
Current portion of loans payable	12,576	2,382
Current portion of deferred revenue	14,724	7,257

Total current liabilities	43,023	19,645
Capital lease obligations, less current portion	7	28
Loans payable, less current portion	2,960	3,059
Other long-term liabilities	—	990
Deferred credit	2,953	—
Deferred revenue, less current portion	3,010	1,657

Total liabilities	51,953	25,379

Stockholders' equity
Common stock	41	32
Additional paid-in capital	238,352	186,595
Unearned stock-based compensation	(602)	(3,019)
Notes receivable from stockholders	(805)	(805)
Accumulated deficit	(206,300)	(99,132)

Total stockholders' equity	30,686	83,671

Total liabilities and stockholders' equity	$82,639	$109,050

DELTAGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Contract revenue	$4,747	$2,459	$17,690	$9,910

Costs and expenses:
Research and development (1)	12,545	13,345	71,281	45,033
Selling, general and administrative (1)	3,078	4,384	17,466	17,038
Impairment of goodwill and other assets (2)	2,100	—	28,893	—
Restructuring charges (3)	7,905	—	7,905	—

Total costs and expenses	25,628	17,729	125,545	62,071

Loss from operations	(20,881)	(15,270)	(107,855)	(52,161)
Interest income	103	564	1,669	4,451
Interest expense	(260)	(186)	(982)	(747)

Net loss	$(21,038)	$(14,892)	$(107,168)	$(48,457)

Net loss per share, basic and diluted	$(0.52)	$(0.48)	$(2.83)	$(1.64)

Weighted average shares used in computing net loss per share, basic and diluted	40,667	31,078	37,823	29,489

(1)	Certain costs and expenses in the year ended December 31, 2002 have been reclassified to conform to the presentation in the three months ended December 31, 2002. Non-cash charges include the following (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Research and development
Depreciation and amortization	$828	$724	$5,423	$2,330
Amortization of intangibles	584	337	3,787	561
Amortization of unearned stock compensation expense	(51)	658	792	2,922
Loss on sublease	—	—	—	1,312

Total	1,361	1,719	10,002	7,125

Selling, general and administrative
Depreciation and amortization	135	133	816	399
Amortization of unearned stock compensation expense	97	240	597	982

Total	232	373	1,413	1,381

Total	$1,593	$2,092	$11,415	$8,506

(2)	Includes impairment loss in accordance with SFAS 142 and SFAS 144 as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Property and equipment	$1,488	$—	$12,418	$—
Intangible assets	500	—	7,103	—
Goodwill	112	—	9,372	—

Total	$2,100	$—	$28,893	$—

(3)	The charges in 2002 include $4.3 million for severance related costs and $3.6 million for other charges related to the closedown of the Deltagen Research Laboraties operations and workforce reductions.